Exhibit 10.5

CALLAWAY GOLF COMPANY

OFFICER EMPLOYMENT AGREEMENT

This Officer Employment Agreement (“Agreement”) is entered into as of April 25, 2012 (the “Effective Date”) by and between Callaway Golf Company, a Delaware corporation, (the “Company”) and Mark Leposky (“Employee”).

1. TERM. The Company hereby employs Employee and Employee hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing April 25, 2012 and terminating on April 30, 2013. On May 1, 2013, and on May 1 each year thereafter, the Agreement shall renew for an additional one year term unless the Company provides notice to the Employee that it is not renewing the Agreement. Upon non-renewal of the Agreement, Employee will become an employee at will unless the Agreement is terminated as provided in Section 7 below. At all times during the term of this Agreement, Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

2. TITLE. Employee shall serve as Senior Vice President, Global Operations, of the Company. Employee’s duties shall be the usual and customary duties of the offices in which Employee serves. Employee shall report to the Chief Executive Officer, or such other person as the Chief Executive Officer shall designate from time to time. The Board of Directors and/or the Chief Executive Officer of the Company may change employee’s title, position and/or duties at any time.

3. SERVICES TO BE EXCLUSIVE. Employee agrees to devote Employee’s full productive time and best efforts to the performance of Employee’s duties hereunder pursuant to the supervision and direction of the Company’s Board of Directors, its Chief Executive Officer or their designee. Employee further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Employee is employed by the Company, Employee will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company’s prior written consent. Nothing herein contained shall be deemed to preclude Employee from having outside personal investments and involvement with appropriate community or charitable activities, or from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Employee’s work for the Company.

4. COMPENSATION.

(a) Base Salary. In accordance with the Company’s usual review and pay practices, the Company agrees to pay Employee a base salary of no less than $375,000.00 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates. Employee agrees that the Company may increase Employee’s base salary without requiring an amendment of this Agreement through the use of a Personnel Action Notice.

(b) Annual Incentive. The Company shall provide Employee an opportunity to earn an annual incentive payment based upon participation in the Company’s applicable incentive plan as it may or may not exist from time to time. Employee’s incentive target percentage is fifty-five percent (55%) of Employee’s annual base salary. Any annual incentive payment earned pursuant to an applicable incentive plan shall be payable in the first quarter of the following year.

(c) Long Term Incentive. The Company shall provide Employee an opportunity to participate in the Company’s applicable long term incentive program as it may or may not exist from time to time.

5. EXPENSES AND BENEFITS.

(a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 4, the Company shall reimburse Employee for all reasonable, customary and necessary expenses incurred in the performance of Employee’s duties hereunder. Employee shall first account for such expenses in accordance with the policies and procedures set by the Company from time to time for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision and direction of the Company and its Chief Executive Officer.

(b) Paid Time Off. Employee shall accrue paid time off in accordance with the terms and conditions of the Company’s Paid Time Off Program, as stated in the Company’s Employee Handbook, and as may be modified from time to time. Subject to the maximum accrual permitted under the Paid Time Off Program, Employee shall accrue paid time off at the rate of twenty-five (25) days per year. The time off may be taken any time during the year subject to prior approval by the Company. The Company reserves the right to pay Employee for unused, accrued benefits in lieu of providing time off in accordance with the Company’s policies with respect to unused Paid Time Off.

(c) Insurance/Death Benefit. During Employee’s employment with the Company pursuant to this Agreement, the Company shall provide the following:

(i) Employee may participate in the Company’s health insurance and disability insurance plans as the same may be modified from time to time;

(ii) Subject to all applicable laws, and satisfaction of the conditions set forth below, Employee may be eligible for an additional disability benefit if Employee becomes permanently disabled. Permanent Disability shall be defined as Employee’s failure to perform or being unable to perform all or substantially all of Employee’s duties under this Agreement for a continuous period of six (6) months or more on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three (3) qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly. In the event that Employee is declared permanently disabled (the “Permanent Disability Date”), then Employee shall be entitled to (i) any compensation accrued and unpaid as of the Permanent Disability Date; (ii) a cash payment based on the incentive payment Employee would have received in light of the Company’s actual performance as measured against the requirements of the annual incentive plan and pro-rated to the date of Employee’s Permanent Disability Date; (iii) a lump sum payment equal to six (6) months of Employee’s then current base salary at the same rate as in effect on the Permanent Disability Date; (iv) the vesting of all unvested long-term incentive compensation awards (e.g., SARs, stock options, and other long-term equity-based incentive awards) held by Employee that would have vested had Employee continued to perform services pursuant to this Agreement for a period of twelve (12) months from the Permanent Disability Date; (v) subject to Subsection 7(b)(ii) below, the payment of premiums owed for COBRA insurance benefits for a period of twelve (12) months from the Permanent Disability Date; and (vi) no other payments. The payment of the benefits described in (i) and (iii) of this subsection, as well as any vested time-based long-term incentive compensation awards described in (iv) of this subsection, shall be made as soon as administratively practicable following the Permanent Disability Date, but in no event later than seventy (70) days after the Permanent Disability Date; the payment of any benefits described in (ii) of this subsection, as well as any performance-based long-term incentive compensation awards described in (iv) of this subsection, shall be paid after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met. The payment of this benefit shall not eliminate Employee’s right to permanent disability insurance benefits if the Employee so qualifies, and shall not eliminate the right of the Company to terminate Employee’s employment (e.g., a termination for substantial cause pursuant to Subsection 7(e)) without any further payment pursuant to this Agreement. Employee agrees that the Company shall be entitled to take as an offset against any amounts to be paid pursuant to this subsection any amounts received by Employee pursuant to disability or other insurance or similar income sources provided by the Company; and

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(iii) Employee shall receive, if Employee is insurable under usual underwriting standards, term life insurance coverage on Employee’s life, payable to whomever Employee directs, in an amount equal to four and sixty-five hundredths (4.65) times Employee’s base salary, not to exceed a maximum of $1,500,000.00 in coverage, provided that Employee completes the required health statement and application and that Employee’s physical condition does not prevent Employee from qualifying for such insurance coverage under reasonable terms and conditions.

(iv) In the event of Employee’s death, all outstanding unvested service-based full value long-term incentive awards (e.g., restricted stock units and phantom stock units) held by Employee shall immediately vest.

(d) Retirement. Employee shall be permitted to participate in the Company’s 401(k) retirement investment plan pursuant to the terms of such plan, as the same may be modified from time to time, to the extent such plan is offered to other officers of the Company.

(e) Financial Planning, Annual Executive Physical, Golf Expense Reimbursement Program and Other Perquisites. To the extent the Company provides financial, tax and estate planning and related services, annual executive physicals, golf expense reimbursements, or any other perquisites and personal benefits to other officers generally from time to time, such services and perquisites shall be made available to Employee on the same terms and conditions.

6. TAXES. Employee acknowledges that Employee is responsible for all taxes, including imputed income taxes related to Employee’s compensation and benefits, except for those taxes for which the Company is obligated to pay under applicable law or regulation. Employee agrees that the Company may withhold from Employee’s compensation any amounts that the Company is required to withhold under applicable law or regulation.

7. TERMINATION OF EMPLOYMENT.

(a) Termination by the Company Without Substantial Cause, or by Employee for Good Reason or Non-Renewal. Employee’s employment under this Agreement may be terminated by the Company at any time without substantial cause. Employee’s employment under this Agreement may also be terminated by Employee for Good Reason or Non-Renewal. “Good Reason” shall mean a material breach of this Agreement by the Company. “Non-Renewal” shall mean if the Company gives notice of non-renewal of this Agreement, as described in Section 1 above, and offers Employee a new or amended written employment agreement that is not on substantially the same or better terms as this Agreement. In the event of a termination by the Company Without Substantial Cause, or by Employee for Good Reason or Non-Renewal, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; (ii) a cash payment based on the annual incentive payment Employee would have received in the then-current year in light of the Company’s actual performance as measured against the requirements of the annual incentive plan, pro-rated to the date of Employee’s termination (the “Pro-Rata Incentive Plan Payment”); and (iii) the vesting of all unvested long-term incentive compensation awards (e.g., SARs, stock options, and other long-term equity-based incentive awards) held by Employee that would have vested had Employee continued to perform services pursuant to this Agreement for a period of twelve (12) months from the date of termination; provided that any unvested long-term incentive compensation awards that are subject to performance-based vesting will vest only if, and to the degree that, the performance goals are satisfied. The payment of the benefits described in (i) of this subsection as well as any vested time-based long-term incentive compensation awards described in (iii) of this subsection shall be made as soon as administratively practicable following the date of termination. The payment of any benefits described in (ii) of this subsection as well as any performance-based long-term incentive compensation awards described in (iii) of this subsection

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shall be paid after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met. In addition to the foregoing and subject to the provisions thereof, Employee shall be eligible to receive Special Severance as described in Subsection 7(b) and Incentive Payments as described in Subsection 7(c).

(i) Conditions on Termination by Employee for Good Reason or Non-Renewal. In the event that Employee seeks to terminate this Agreement for Good Reason or Non-Renewal, the following notice procedures shall apply:

1. Good Reason - Within ninety (90) days of the date Employee knows, or should have known, that Employee is entitled to terminate this Agreement for Good Reason, as defined above, Employee shall notify the Company in writing of the Good Reason and Employee’s intent to terminate the Agreement no earlier than thirty (30) days later. Company shall then have thirty (30) days to cure the condition underlying Employee’s notice or inform Employee, in writing, of its intent not to do so. If Company fails to cure the condition, or states that it does not intend to attempt to cure the condition underlying Employee’s notice, then Employee shall then have the right to terminate for Good Reason no later than ninety (90) days following the expiration of the cure period or the written statement of intent not to cure.

2. Non-Renewal – At least sixty (60) days prior to the expiration of this Agreement, the Company shall notify Employee in writing of Non-Renewal, as defined above. Within thirty (30) days of delivery of the written notice of Non-Renewal, the Company shall provide Employee with a new or amended employment agreement or inform Employee in writing that it does not intend to offer Employee a new employment agreement. Employee shall then have the option, for forty-five (45) days following expiration of the Agreement, to notify the Company, in writing, of Employee’s intent to terminate Employee’s employment for Non-Renewal.

(b) Special Severance. In the event of a termination pursuant to Subsection 7(a) of this Agreement, Special Severance shall consist of a total amount equal to 0.500 times the sum of Employee’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twelve (12) months from the date of termination. Employee shall also be entitled to the payment of premiums owed for COBRA and/or CalCOBRA insurance benefits and the continuation of the financial, tax and estate planning services (on the then-existing terms and conditions) through the period during which Employee is receiving Special Severance. In addition, the Company shall offer to provide, at Company expense, up to one (1) year of outplacement services through a professional outplacement firm of the Company’s choosing.

(i) Conditions on Receiving Special Severance. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to Employee’s continued compliance with the terms and conditions of Sections 8 and 11; Employee’s continued forbearance from directly, indirectly or in any other way, disparaging the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfering with the Company’s press, public and media relations; and Employee’s execution, prior to receiving any Special Severance, of an effective release in the form attached hereto as Exhibit B within the time period set forth therein (but in no event later than sixty (60) days after the date of termination of employment). Additionally, none of the Special Severance benefits will be paid or otherwise delivered prior to the effective date of the release, so that amounts otherwise payable prior to the release effective date will accrue and be paid as soon as administratively practicable, except as required by Subsection 7(h) below. Employee agrees that payment of Special Severance pursuant to this subsection shall be in lieu of, and not in addition to, any other payment that Employee might otherwise be entitled to, including, but not limited to, payments under any state or federal Worker Adjustment and Retraining Notification Act, any similar statute, or as provided for under common law.

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(ii) Payment in lieu of COBRA. Notwithstanding anything else to the contrary, if the Company determines, in its sole discretion, that the Company cannot provide COBRA premium benefits under this Agreement without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, pay Employee a taxable cash amount, which payment shall be made if Employee has elected health care continuation coverage (the “Health Care Benefit Payment”). If applicable, the Health Care Benefit Payment shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release signed by Employee, but in no event later than seventy (70) days after the date of termination of employment or the Permanent Disability Date, as applicable. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (at the level of healthcare benefits Employee and Employee’s dependents are enrolled in as of the termination date) calculated based on the premium for the first month of coverage.

(c) Incentive Payments. In the event of a termination pursuant to Subsection 7(a) of this Agreement, Employee shall also be offered the opportunity to receive Incentive Payments in a total amount equal to 0.500 times the sum of Employee’s most recent annual base salary and target incentive, payable in equal installments on the same pay schedule in effect at the time of termination over a period of twelve (12) months from the date of termination.

(i) Terms and Conditions for Incentive Payments. Employee may receive Incentive Payments so long as Employee chooses not to engage (whether as an owner, employee, agent, consultant, or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates. If Employee chooses to engage in such activities, then the Company shall have no obligation to make further Incentive Payments commencing upon the date which Employee chooses to do so.

(ii) Sole Consideration. Employee and the Company agree and acknowledge that the sole and exclusive consideration for the Incentive Payments is Employee’s forbearance as described in Subsection 7(c)(i) above. In the event that Subsection 7(c)(i) is deemed unenforceable or invalid for any reason, then the Company will have no obligation to make Incentive Payments for the period of time during which it has been deemed unenforceable or invalid. The obligations and duties of this Subsection 7(c) shall be separate and distinct from the other obligations and duties set forth in this Agreement, and any finding of invalidity or unenforceability of this Subsection 7(c) shall have no effect upon the validity or invalidity of the other provisions of this Agreement.

(d) Treatment of Special Severance and Incentive Payments. Any Special Severance and Incentive Payments shall be subject to usual and customary employee payroll practices and all applicable withholding requirements.

(e) Termination by the Company for Substantial Cause or by Employee Without Good Reason. Employee’s employment under this Agreement may be terminated immediately and at any time by the Company for substantial cause or by Employee without good reason. In the event of such a termination, Employee shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. “Substantial cause” shall mean Employee’s (1) failure to substantially perform Employee’s duties; (2) material breach of this Agreement; (3) misconduct, including but not limited to, use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company; (4) conviction of, or plea of guilty or nolo contendere to, a felony; or (5) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

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(f) Termination by Mutual Agreement of the Parties. Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

(g) Other. Except for the amounts specifically provided pursuant to this Section 7, Employee shall not be entitled to any further compensation, incentive, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to these Sections shall not be treated as damages, but as compensation to which Employee may be entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee pursuant to this Section 7 any amounts earned by Employee in other employment after termination of Employee’s employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of this Section 7 shall not limit Employee’s rights under or pursuant to any other agreement or understanding with the Company regarding any pension, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

(h) Compliance with Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986 and the regulations governing Section 409A (collectively “Section 409A”), and the severance benefits are intended to satisfy the exemptions under Section 409A. It is intended that if Employee is a “specified employee” within the meaning of Section 409A at the time of a separation from service, then, to the extent necessary, the severance benefits will not be paid until at least six (6) months after separation from service.

(i) Pre-Termination Rights. The Company shall have the right, at its option, to require Employee to vacate Employee’s office or otherwise remain off the Company’s premises and to cease any and all activities on the Company’s behalf without such action constituting a termination of employment or a breach of this Agreement.

(j) Forfeiture.

(i) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of the intentional misconduct or gross negligence of the Employee, with any financial reporting requirement under the United States securities laws, then the Employee shall forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation paid based upon such erroneously stated financial information, (ii) any incentive or incentive compensation or equity compensation received by Employee during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement, (iii) any profits realized from the sale of Company securities during that same twelve (12) month period, (iv) if Employee is terminated or has been terminated, the right to receive Special Severance and Incentive Payments, and (v) if Employee is terminated or has been terminated, any unvested and/or unexercised long-term incentive compensation awards.

(ii) If the Employee is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (i.e. the Chief Executive Officer or Chief Financial Officer) and the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct (within the meaning of said Section 304, but other than as a result of Employee’s intentional misconduct or gross negligence, which is governed by the preceding subsection), with any financial reporting requirement under the United States securities laws, then the Employee shall forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation or equity compensation received by Employee during the twelve (12) month period following the earlier of the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement and (ii) any profits realized from the sale of Company securities during that same twelve (12) month period.

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(iii) Employee acknowledges that Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, among other things, requires the United States Securities and Exchange Commission to direct the national securities exchanges to prohibit the continued listing of the securities of an issuer unless the issuer develops and implements a policy providing, among other things, for the recovery of certain erroneously awarded compensation. Upon the Company’s adoption of such a policy, Employee agrees that this Agreement shall be automatically amended without any further consideration to incorporate the recovery provisions set forth in the policy. Upon the request of the Company, Employee agrees without further consideration to execute an amendment evidencing the incorporation of said provisions into this Agreement.

(iv) No forfeiture or recovery of compensation under this subsection (j) shall constitute an event giving rise to Employee’s right to terminate this Agreement for Good Reason.

8. OTHER EMPLOYEE DUTIES AND OBLIGATIONS.

In addition to any other duties and obligations set forth in this Agreement, Employee shall be obligated as follows:

(a) Compliance. Employee shall be required to comply with all policies and procedures of the Company as such shall be adopted, modified or otherwise established by the Company from time to time, including, but not limited to, the Company’s Code of Conduct. While employed by the Company pursuant to this Agreement, or while receiving severance, incentive or other payments or consideration from the Company following termination of this Agreement, Employee shall disclose in writing to the Company’s General Counsel any conviction of, or plea of guilty or nolo contendere to, a felony.

(b) Trade Secrets and Confidential Information.

(i) As used in this Agreement, the term “Trade Secrets and Confidential Information” means information, whether written or oral, not generally available to the public, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, which is received from the Company and/or its affiliates, either directly or indirectly, including but not limited to concepts, ideas, plans and strategies involved in the Company’s and/or its affiliates’ products, the processes, formulae and techniques disclosed by the Company and/or its affiliates to Employee or observed by Employee, the designs, inventions and innovations and related plans, strategies and applications which Employee develops during the term of this Agreement in connection with the work performed by Employee for the Company and/or its affiliates; and third party information which the Company and/or its affiliates has/have agreed to keep confidential.

(ii) While employed by the Company, Employee will have access to and become familiar with Trade Secrets and Confidential Information. Employee acknowledges that Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee agrees that Employee will not, at any time, whether during or subsequent to Employee’s employment by the Company and/or its affiliates, use or disclose Trade Secrets and Confidential Information for any competitive purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to make disclosure by governmental process. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

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(iii) Employee agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require.

(iv) The provisions of this Subsection 8(b) shall survive the termination of this Agreement and shall be binding upon Employee in perpetuity.

(c) Assignment of Rights.

(i) As used in this Agreement, “Designs, Inventions and Innovations,” whether or not they have been patented, trademarked, or copyrighted, include, but are not limited to designs, inventions, innovations, ideas, improvements, processes, sources of and uses for materials, apparatus, plans, systems and computer programs relating to the design, manufacture, use, marketing, distribution and management of the Company’s and/or its affiliates’ products.

(ii) As a material part of the terms and understandings of this Agreement, Employee agrees to assign to the Company all Designs, Inventions and Innovations developed, conceived and/or reduced to practice by Employee, alone or with anyone else, in connection with the work performed by Employee for the Company during Employee’s employment with the Company, regardless of whether they are suitable to be patented, trademarked and/or copyrighted.

(iii) Employee agrees to disclose in writing to the President of the Company any Design, Invention or Innovation relating to the business of the Company and/or its affiliates, which Employee develops, conceives and/or reduces to practice in connection with any work performed by Employee for the Company, either alone or with anyone else, while employed by the Company and/or within twelve (12) months of the termination of employment. Employee shall disclose all Designs, Inventions and Innovations to the Company, even if Employee does not believe that Employee is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign Employee’s interest in such Design, Invention or Innovation to the Company. If the Company and Employee disagree as to whether or not a Design, Invention or Innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

(iv) Pursuant to California Labor Code Section 2870, the obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation to the extent such obligation would conflict with any state or federal law. The obligation to assign as provided in this Agreement does not apply to any Design, Invention or Innovation that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or Trade Secrets and Confidential Information, except those Designs, Inventions or Innovations that either relate at the time of conception or reduction to practice to the Company’s and/or its affiliates’ business, or actual or demonstrably anticipated research of the Company and/or its affiliates; or result from any work performed by Employee for the Company and/or its affiliates.

(v) Employee agrees that any Design, Invention and/or Innovation which is required under the provisions of this Agreement to be assigned to the Company shall be the sole and exclusive property of the Company. Upon the Company’s request, at no expense to Employee, Employee shall execute any and all proper applications for patents, copyrights and/or trademarks, assignments to the Company, and all other applicable documents, and will give testimony when and where requested to perfect the title and/or patents (both within and without the United States) in all Designs, Inventions and Innovations belonging to the Company.

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(vi) The provisions of this Subsection 8(c) shall survive the termination of this Agreement and shall be binding upon Employee in perpetuity.

(d) Competing Business. To the fullest extent permitted by law, Employee agrees that, while employed by the Company, Employee will not, directly or indirectly (whether as employee, agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which conflicts with Employee’s duties under this Agreement, including services that are directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

(e) Other Employees. Except as may be required in the performance of Employee’s duties hereunder, Employee shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment. This obligation shall remain in effect while Employee is employed by the Company and for a period of one (1) year thereafter.

(f) Suppliers. While employed by the Company, and for one (1) year thereafter, Employee shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

(g) Conflict of Interest. While employed by the Company, Employee shall comply with all Company policies regarding actual or apparent conflicts of interest with respect to Employee’s duties and obligations to the Company.

(h) Non-Disparagement. While employed by the Company, and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them.

(i) Surrender of Equipment, Books and Records. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company’s facilities any of the Company’s and/or its affiliates’ equipment, books, records, documents, lists or any copies of the same without the Company’s permission, nor shall Employee make any copies of the Company’s and/or its affiliates’ books, records, documents or lists for use outside the Company’s office except as specifically authorized by the Company. Employee shall return to the Company and/or its affiliates all equipment, books, records, documents and customer lists belonging to the Company and/or its affiliates upon termination of Employee’s employment with the Company.

(j) Disclosure Of Others’ Confidential Information. It is the understanding of both the Company and Employee that Employee shall not divulge to the Company and/or its affiliates any confidential information or trade secrets belonging to others, including Employee’s former employers, specifically TaylorMade. Employee shall report to the General Counsel of the Company any effort by any employee of the Company to elicit from Employee any such confidential information or trade secrets. Consistent with the foregoing, Employee also affirmatively represents that Employee has returned all documents and/or computer files containing TaylorMade’s confidential information and trade secrets to TaylorMade. Employee agrees that failure to comply with these obligations by Employee shall be grounds for immediate termination of this Agreement for cause pursuant to Section 7(e) above.

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9. RIGHTS UPON A CHANGE IN CONTROL.

(a) Notwithstanding anything in this Agreement to the contrary, if upon or at any time during the term of this Agreement there is a Termination Event (as defined below) that occurs within one (1) year following any Change in Control (as defined in Exhibit A), Employee shall be treated as if Employee had been terminated by the Company without substantial cause pursuant to Subsection 7(a).

(b) A “Termination Event” shall mean the occurrence of any one or more of the following, and in the absence of Employee’s death, or any of the factors enumerated in Subsection 7(e) providing for termination by the Company for substantial cause:

(i) the termination or material breach of this Agreement by the Company;

(ii) a failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company’s assets or business;

(iii) any material diminishment in the title, position, duties, responsibilities or status that Employee had with the Company, as a publicly traded entity, immediately prior to the Change in Control;

(iv) any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, long-term incentive compensation awards, incentive programs, or other benefits or perquisites provided to Employee under the terms of this Agreement or any other agreement or understanding between the Company and Employee, or pursuant to the Company’s policies and past practices as of the date immediately prior to the Change in Control; or

(v) any requirement that Employee relocate or any assignment to Employee of duties that would make it unreasonably difficult for Employee to maintain the principal residence Employee had immediately prior to the Change in Control.

(c) Special Severance in the Event of a Termination Pursuant to Section 9. In the event of a termination pursuant to Section 9 of this Agreement, then Special Severance shall consist of a total amount equal to 1.000 times the sum of the Employee’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twenty-four (24) months from the date of termination. All such Special Severance shall be subject to the provisions of Subsection 7(b).

(d) Incentive Payments in the Event of a Termination Pursuant to Section 9. In the event of a termination pursuant to Section 9 of this Agreement, Employee shall be offered the opportunity to receive Incentive Payments in a total amount equal to 1.000 times the sum of Employee’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twenty-four (24) months from the date of termination. All such Incentive Payments shall be subject to the provisions of Subsection 7(c).

(e) To the extent that any or all of the payments and benefits provided for in this Agreement and pursuant to any other agreements with Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and, but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such payments and benefits shall be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax. The reduction, unless the employee elects otherwise, shall be in such order that provides employee with the greatest after-tax amount possible. All determinations required to be made under this Section 9, including whether a payment would result in a parachute payment and the assumptions to be utilized in

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arriving at such determination, shall be made by a nationally recognized accounting firm agreed to by the Company and Employee. The Company shall pay the cost of the accounting firm, and the accounting firm shall provide detailed supporting calculations both to the Company and the Employee. The determination of the accounting firm shall be final and binding upon the Company and the Employee, except that if, as a result of subsequent events or conditions (including a subsequent payment or the absence of a subsequent payment or a determination by the Internal Revenue Service or applicable court), it is determined that the excess parachute payments, excise tax or any reduction in the amount of payments and benefits, is or should be other than as determined initially, an appropriate adjustment shall be made, as applicable, to reflect the final determination.

10. MISCELLANEOUS.

(a) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Employee shall have no right to assign Employee’s rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

(b) Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. As of the Effective Date, except as otherwise explicitly provided herein, this Agreement replaces and supersedes any and all prior understandings or agreements between Employee and the Company regarding employment.

(c) Notices. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to Employee at the address currently on file with the Company, and to the Company at:

Company:	Callaway Golf Company
2180 Rutherford Road
Carlsbad, California 92008
Attn: Michael J. Rider
Senior Vice President, General Counsel

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

(d) Headings. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(e) Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

(f) Applicable Law. This Agreement shall constitute a contract under the internal laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

(g) Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

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(h) Advertising Waiver. Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Employee’s name and/or pictures of Employee taken in the course of Employee’s provision of services to the Company and/or its affiliates, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

(i) Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

11. IRREVOCABLE ARBITRATION OF DISPUTES.

(a) Employee and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Agreement, its interpretation, enforceability, or applicability, or relating to Employee’s employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers’ compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) Employee and the Company agree that the arbitrator shall have the authority to issue provisional relief. Employee and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure Section 1286, et seq.

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(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this Section shall survive the termination of the Agreement and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 11 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/ ML (Employee)	/s/ CC (Company)

12. COOPERATION. At the request of the Company, Employee agrees to cooperate with the Company’s reasonable requests for assistance removing Employee’s name from corporate boards, other corporate documents, bank accounts and the like, including, but not limited to, signing documents and taking other action as requested by the Company. By taking such actions in response to the request of the Company, Employee is not forfeiting any right to indemnity or defense that may be afforded to Employee under Delaware or other applicable laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

EMPLOYEE		COMPANY

Callaway Golf Company, a Delaware corporation

/s/ Mark Leposky	By:	/s/ Chris Carroll
Mark Leposky		Chris Carroll
Senior Vice President, Global Human Resources

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EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

3. Consummation by the Company of the sale, lease, exchange or other disposition, in one transaction or a series of transactions, by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

(a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of the Company.

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EXHIBIT B

RELEASE OF CLAIMS – GENERAL RELEASE

This Release of Claims – General Release (“Release”) is effective as of the date provided for in Section 10 below, and is made by and between                      (“Employee”), pursuant to the Officer Employment Agreement (the “Agreement”) to which this document is attached, and Callaway Golf Company (the “Company”), a Delaware corporation. This Release is entered into in light of the fact that Employee’s employment with the Company will terminate and Employee will be eligible to receive Special Severance pursuant to Section 7 of the Agreement.

1. Consideration. In consideration for the payment of Special Severance, Employee agrees to the terms and provisions set forth in this Release.

2. Release.

(a) Employee hereby irrevocably and unconditionally releases and forever discharges the Company, its predecessors, successors, subsidiaries, affiliates and benefit plans, and each and every past, present and future officer, director, employee, representative and attorney of the Company, its, predecessors, successors, subsidiaries, affiliates and benefit plans, and their successors and assigns (collectively referred to herein as the “Releasees”), from any, every, and all charges, complaints, claims, causes of action, and lawsuits of any kind whatsoever, including, to the extent permitted under the law, all claims which Employee has against the Releasees, or any of them, arising from or in any way related to circumstances or events arising out of Employee’s employment by the Company, including, but not limited to, harassment, discrimination, retaliation, failure to progressively discipline Employee, termination of employment, violation of state and/or federal wage and hour laws, violations of any notice requirement, violations of the California Labor Code, or breach of any employment agreement, together with any and all other claims Employee now has or may have against the Releasees through and including Employee’s date of termination from the Company, provided, however, that Employee does not waive or release the right to enforce the Agreement, the right to enforce any stock option, restricted stock, retirement, welfare or other benefit plan, agreement or arrangement, or any rights to indemnification or reimbursement, whether pursuant to charter and by-laws of the Company or its affiliates, applicable state laws, D&O insurance policies, or otherwise. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY AGAINST RELEASEES BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII, THE AMERICANS WITH DISABILITIES ACT, THE CALIFORNIA FAIR HOUSING AND EMPLOYMENT ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE FAMILY MEDICAL RIGHTS ACT, THE CALIFORNIA FAMILY RIGHTS ACT OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OR THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR A GOVERNMENTAL AGENCY.

(b) Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Release is executed are not waived. Nothing in this Release shall be construed to prohibit Employee from exercising Employee’s right to file a charge with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

(c) Employee understands and agrees that if Employee files such a charge, the Company has the right to raise the defense that the charge is barred by this Release.

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3. Section 1542 of Civil Code. Employee also waives all rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4. Governing Law. This Release shall be construed and enforced in accordance with the internal laws of the State of California.

5. Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6. Irrevocable Arbitration of Disputes.

(a) Employee and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to this Release, its interpretation, enforceability, or applicability, or relating to Employee’s employment, or the termination thereof, that cannot be resolved by mutual agreement of the parties shall be submitted to binding arbitration. This includes, but is not limited to, alleged violations of federal, state and/or local statutes, claims based on any purported breach of duty arising in contract or tort, including breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, violation of any statutory, contractual or common law rights, but excluding workers’ compensation, unemployment matters, or any matter falling within the jurisdiction of the state Labor Commissioner. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.

(b) Employee and the Company agree that the arbitrator shall have the authority to issue provisional relief. Employee and the Company further agree that each has the right, pursuant to California Code of Civil Procedure Section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.

(c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.

(d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.

(e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure Section 1286, et seq.

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(f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one deposition and shall have access to essential documents and witnesses as determined by the arbitrator.

(g) The provisions of this Section shall survive the termination of the Release and shall be binding upon the parties.

THE PARTIES HAVE READ SECTION 6 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

(Employee)	(Company)

7. Counterparts. This Release may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

8. Advice of Counsel. The Company hereby advises Employee in writing to discuss this Release with an attorney before executing it. Employee further acknowledges that the Company will provide Employee twenty-one (21) days within which to review and consider this Release before signing it. Should Employee decide not to use the full twenty-one (21) days, then Employee knowingly and voluntarily waives any claims that he was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Release.

9. Right to Revoke. The parties acknowledge and agree that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this Release and that it shall not become effective or enforceable until the revocation period has expired. The parties further acknowledge and agree that such revocation must be in writing addressed to Michael J. Rider, Senior Vice President, General Counsel, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, and received no later than midnight on the seventh day following the execution of this Release by Employee. If Employee revokes this Release under this section, it shall not be effective or enforceable, and Employee will not receive the consideration described in Section 1 above.

10. Effective Date. If Employee does not revoke this Release in the timeframe specified in Section 9 above, the Release shall become effective at 12:01 a.m. on the eighth day after it is fully executed by the parties.

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11. Severability. In the event any provision or provisions of this Release is or are held invalid, the remaining provisions of this Release shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the dates set forth below, to be effective as of the date set forth in Section 10 above.

Employee		Company

Callaway Golf Company, a Delaware corporation

EXHIBIT ONLY – DO NOT SIGN AT THIS TIME

By:
[Employee’s Name]		[Authorized Signature]

Dated:	Dated:

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